Exhibit 10.1

                     ***CONFIDENTIAL - NOT FOR DISCLOSURE***
                                 AUGUST 16, 2006

To:  Mr. Earl Diem
     2863 Sashabaw Road
     Ortonville, MI 48462

Fr:  Nicholas A. Cocco
     Chairman, President and CEO
     Midnight Holdings Group, Inc
     22600 Hall Road; Suite 205
     Clinton Township, MI 48036

Re:  Executive Position: Chief Operating Officer

Earl,

It is with great excitement and anticipation that the Board of Directors accepts your appointment to the position of Chief Operating Officer of Midnight Holdings Group, Inc. as recommended.

As discussed, the terms of your employment as an officer are as follows:

EFFECTIVE DATE: August 28, 2006

BASE SALARY: $130,000 per annum

INITIAL STOCK GRANT: One Million Shares of restricted common stock vesting after 2 continuous years of employment.

HEALTH CARE BENEFITS: Company acquired and paid health care insurance premiums for you, your spouse and your immediate dependent family members under age 18 1/2 or those who qualify under state and federal laws. Coverage currently includes: Medical, Dental and Vision.

EXPENSES: All expenses incurred on behalf of the Company shall be reimbursed based upon the published Expense Report Policies and Procedures for Executives.

ANNUAL PERFORMANCE BONUS: Performance Bonuses will be paid when specific operational criteria are met. These include: retail and service center sales and operations meeting or exceeding expectations; corporate infrastructure and vendor/supplier programs meeting or exceeding expectations; employee and team member performance meeting and exceeding expectations. Bonuses will be paid in the form of U.S. Dollars or cashless warrants or both U.S. Dollars and cashless warrants. The strike price of any issued warrants shall be based upon the average closing price of the stock during the 6-month period immediately prior to the award. In no case shall the strike price be below $0.08 per share. Performance bonuses can only be awarded by the designated sub-committee of the Board of Directors.

Your annual bonus structure shall be as follows:

     1.   All Service Center and Retail Stores meeting and exceeding operational
          - Cash Award $35,000 or cashless warrants that are equivalent to $35,000.

     2. All Corporate Infrastructure and Vendor/Supplier programs meeting or exceeding the prescribed expectations - Cash Award $35,000 or cashless warrants that are equivalent to $35,000.

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     3.   All employee and team member programs for performance and measurement meeting and exceeding expectations $30,000 or cashless warrants that are equivalent to $30,000.

The combined base salary, benefits and bonus structure at the minimum conversion rate of $.08/share is $250,000/annum package plus the common stock value once vested. Should you voluntarily leave or be terminated for just cause during your employment with the Company prior to vesting or prior to the completion of any annual period, you will forfeit both any unpaid bonuses and/or stock granted. Should the Company terminate your employment for any of the following reasons, you will forfeit any unpaid bonuses and/or stock granted:

     1. Unable to satisfactorily perform the duties of this position as measured and established by the Board of Directors and approved by the CEO and CFO of the Company as related to the financial and operational objectives of the Company.

     2.   Convicted of any felony offense during employment

     3. Creating or causing harm in any way to Company, its operations, its Officers, Directors, Managers, Team Members, Employees or other.

     4. The unapproved or inappropriate disclosure of any confidential company information to persons either internal or external of the Company.

The Board of Directors of Midnight Holdings Group, Inc. makes this offer based upon based upon our time spent together and your previous history with the Company's CEO. It is our belief that your education, work history, personality and skill set will greatly enhance the Company and its ability to meet and exceed its operational objectives.

If you are in agreement with the statements and terms above, please date sign below and return via fax to 586-468-8768 as soon as practical and also return an original signed copy to the corporate address listed in the header and addressed to my attention.

Thank you for coming aboard!

Sincerely,


-----------------------------
EARL D. DIEM


-----------------------------
DATE:

CC:
R. Pulford
R. Kohl
R. Bailey


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